UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): December 1, 2014

LANNETT COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Commission File No. 001-31298

State of Delaware	23-0787699
(State of Incorporation)	(I.R.S. Employer I.D. No.)

9000 State Road

Philadelphia, PA 19136

(215) 333-9000

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)   Appointment of President

Michael Bogda, 53, joined Lannett Company, Inc. (“the Company”) as President, effective December 1, 2014.  Arthur P. Bedrosian will remain as the Company’s Chief Executive Officer.  Prior to joining the Company, Mr. Bogda served as Teva Pharmaceuticals’ Executive Vice President Americas Technical Operations from 2011 to 2014 and Executive Vice President US Technical Operations from 2009 to 2011, overseeing production, sourcing and supply chain, among other responsibilities.  Before that, he held a number of positions of increasing responsibility for Barr Pharmaceuticals from 2000 to 2008, rising to President and Chief Operating Officer.  Prior to his tenure at Barr Pharmaceuticals, Mr. Bogda served as Vice President Operations for Copley Pharmaceuticals.  Mr. Bogda is also currently a member of the board of directors at Apicore, LLC (“Apicore”), an active pharmaceutical ingredient manufacturer.  He earned a Master of Business Administration Degree from the Wharton School of the University of Pennsylvania, and a Master of Science degree in Chemical Engineering and a Bachelor of Science degree in Chemical Engineering from Rutgers University.

Due to Mr. Bogda’s board membership at Apicore the Company is disclosing that it had purchases from Apicore of approximately $1.0 million during the fiscal year ended June 30, 2014.  In the Company’s opinion, the terms of these purchases were not more favorable than would have been provided to an unrelated party.

(e)   Compensatory Arrangement with President

Michael Bogda, President, entered into an Employment Agreement with the Company dated December 1, 2014, pursuant to which he will receive a base salary of $480,000 per year, options to acquire 75,000 shares of common stock of the Company, other benefits, and will be eligible to participate in the Company’s bonus and equity plans.  He will also receive a severance payment of 18 months of base salary if he is terminated without cause and is subject to certain restrictive covenants as part of the agreement.  The Employment Agreement provides for an initial term of one year with additional one year terms until terminated.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)      Exhibits

10.28   Employment Agreement of Michael Bogda dated December 1, 2014

99.1     December 5, 2014 press release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LANNETT COMPANY, INC

By:	/s/ Arthur P. Bedrosian
Chief Executive Officer
Date: December 5, 2014